Exhibit 10.22

CERTAIN IDENTIFIED INFORMATION, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

DEVELOPMENT COST REIMBURSEMENT AGREEMENT

RECITALS

This DEVELOPMENT COST REIMBURSEMENT AGREEMENT (this “Agreement”) is made as of December 31, 2020 (the “Effective Date”) by and between Utah Associated Municipal Power Systems (“UAMPS” or “Owner”) and NuScale Power, LLC (“NuScale”). NuScale and UAMPS are each a “Party” and collectively the “Parties” to this Agreement. Capitalized terms in this Agreement have the meanings assigned to them in Exhibit A, attached hereto and incorporated herein by reference.

WHEREAS, UAMPS is developing, siting, permitting and licensing a nuclear generating facility, UAMPS’ proposed Carbon Free Power Project to be located on land (including all rights of way and access and all working areas required for the development, construction and operation of the Facility, as that term is defined below) at the Department of Energy’s Idaho National Laboratory Site (the “INL Site”), incorporating NuScale’s small modular reactor (“NuScale SMR”) technology, which is contemplated to consist of eight (8) NuScale power modules (“NPMs”) together with balance of plant components, at a nominal gross 77 MWe each, reflecting an uprating from 50 MWe (the “Facility”), for a total of 616 MWe (the “Project”, also referred to as the “CFPP”);

WHEREAS, the U.S. Department of Energy (“DOE”) authorized UAMPS’ development of the Project at the INL Site through the U.S. Department of Energy Use Permit No. DE- NE700065 (the “Site Use Permit”);

WHEREAS, the Parties collaborated on the submission of a grant application dated April 9, 2015 for the Project;

WHEREAS, NuScale was offered a financial assistance agreement under award No. DE-NE0008369 for matching funds from the DOE for the siting and licensing of the Facility with an effective date of August 11, 2015 (as amended, the “Prime Award”) with UAMPS identified as the sub-recipient under the Prime Award;

WHEREAS, NuScale and UAMPS have executed a Subaward Agreement under DOE Office of Nuclear Energy Award No. DE-NE0008369 with NuScale Power, LLC (“Subaward Agreement”) and an Agreement for a Cost Sharing Option associated with the Siting and Licensing of a Small Modular Reactor (“CSO”) both dated as of December 21, 2015 pursuant to which NuScale and UAMPS have been working together to administer the Prime Award and develop the COLA and the Project, generally;

WHEREAS, CFPP LLC and DOE have executed DOE Office of Nuclear Energy Award No. DE-NE0008935 for $[**] dated as of October 16, 2020 for the siting and licensing of the Facility (the “New Multi-year Award”), with NuScale identified as a contractor, subcontractor or subrecipient under the New Multi-year Award;

EXECUTION VERSION

WHEREAS, UAMPS and NuScale (a) amended the Subaward Agreement and CSO effective April 25, 2017, wherein they agreed to extend both agreements and further fund early Project development costs; (b) amended the Subaward Agreement again effective November 16, 2017 to: (i) provide for payment of certain of UAMPS’ Project Costs in the event of a termination of UAMPS’ participation in the Project prior to submitting a COLA to the NRC, (ii) clarify the amount of the NuScale Reimbursement Amount (as defined in the Subaward Agreement) and the UAMPS Reimbursement Amount (as defined in the Subaward Agreement), acknowledge that the Parties then anticipated the incremental amounts that may be spent will be up to $[**] in the aggregate, with up to $[**] funded by DOE, and set the NuScale Project cost cap at $[**]; (c) further amended the CSO and Subaward Agreements effective December 18, 2019 and again on March 23, 2020 to extend their terms; (d) executed a side letter agreement dated July 10, 2020 (“Side Letter”), agreeing to terms for payment of core boring work during the Summer 2020; and (e) have agreed to extend, then terminate the CSO and Subaward Agreements effective upon termination of the Prime Award, which is anticipated to occur on or about March 31, 2021, upon satisfaction of certain terms of the Side Letter related to achieving cost-sharing under that Prime Award equal to [**] for DOE, UAMPS and NuScale, respectively;

WHEREAS, UAMPS intends to transfer its Project Assets into a special purpose entity (the “SPE”) that will become the recipient of the New Multi-year Award;

WHEREAS, in addition to rights and obligations the Parties have in the CSO and Subaward Agreements, UAMPS and NuScale desire to memorialize other Project-related obligations;

WHEREAS, UAMPS requires greater comfort regarding the Project cost prior to entering into an engineering, procurement and construction contract (“EPC Contract”) to assist in developing and providing design, engineering, procurement and construction services in respect of the Project;

WHEREAS, UAMPS is entering into a Development Agreement with Fluor Enterprises, Inc. (“Fluor”), effective on the Effective Date of this Agreement (the “Development Agreement”) pursuant to which Fluor, working with NuScale as Fluor’s subcontractor, will provide UAMPS with site-specific Project Cost Estimates (“PCEs”) and operating and maintenance cost estimates (“OCEs”);

WHEREAS, in recognition of the fact that the Project is potentially the first commercial NuScale SMR, and that UAMPS’ desire to pursue the Project is contingent on whether the Project LCOE, considering DOE financial assistance and other factors, is anticipated to be less than or equal to a mutually agreed price target (“Price Target”), the Parties have developed an objective economic model to provide a reasonable basis for a comparison (i.e., an Economic Competitiveness Test) between the Price Target and the Project LCOE that meets both UAMPS’ and NuScale’s reasonable objectives, as set forth below;

WHEREAS, the cost of financing is a significant contributor to the ECT Result, UAMPS has retained PFM Financial Advisors LLC to develop a model to estimate the costs of financing during the licensing, construction and operation phases of the Project (“Financing Plan”) to develop financing cost inputs to the Economic Model as will be set forth in Exhibit C; and

EXECUTION VERSION

WHEREAS, UAMPS expects to issue one or more task orders (“Task Orders”) under the Development Agreement to (1) develop the COLA, (2) develop the Initial Project Plan and (3) develop project cost estimates for dry-cooled, 8-module and 6-module NuScale Plants; and

WHEREAS, the Parties expect within ninety (90) days of the issuance of Task Order No. 1 to (i) reach agreement, along with Fluor, on the Initial Project Plan, (ii) update the Class 4 PCE based on Fluor’s, NuScale’s, and UAMPS’ diligence activities associated with the initial Class 4 PCE that is delivered pursuant to Task Order No. 1, (iii) reach agreement on the inputs to Exhibit C hereto, and (iv) perform an ECT reflective of the Project, and have the ECT Result delivered to UAMPS, as described further in Article 3.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound hereby, the Parties agree as follows:

AGREEMENT

ARTICLE 1. Agreement Scope.

a.	Continuation of Certain CSO and Subaward Agreement Rights and Obligations. This Agreement contains certain rights and obligations derived from the CSO and Subaward Agreements. Unless restated herein, no other rights or obligations from the CSO or Subaward Agreements shall be binding on the Parties following termination of the CSO and Subaward Agreement.

b.	Additional Rights and Obligations. In addition to Paragraph 1.a, this Agreement contains certain rights and obligations that provide for, among other things, an economic model, a financing plan, economic competitiveness tests, termination rights, and rights and obligations to take other actions in support of the early development of the CFPP.

ARTICLE 2. Reimbursement, Credit Support, Funding Obligations and Condition Precedent.

a.	UAMPS Funding and Reimbursement. (i) At the time of the COLA submittal, UAMPS will have obtained sufficient subscription and budgetary approvals to move forward and fund the Project through the Class 1 PCE. (ii) Within five (5) months of the date of the submittal of the COLA to the NRC by UAMPS, UAMPS shall pay to NuScale an amount equal to the sum of all NuScale cost share contributions for incurred Project Costs through September 30, 2020, not to exceed $[**] (the “NuScale Reimbursement Amount”). For the avoidance of doubt, the NuScale Reimbursement Amount shall not be due and owing in the event that this Agreement is terminated for any reason prior to COLA submittal to the NRC, provided that the payment obligations set forth in Article 5 shall apply to any such termination.

EXECUTION VERSION

b.	NuScale Credit Support; Financial Viability. At all times during the term of this Agreement, NuScale shall have the credit support needed to fund the amount of its potential reimbursement obligations up to [**] of the Net Development Costs, not to exceed the amounts shown in the column of Exhibit B, Table B-1 entitled ”Default Caps”, as such amounts may be revised from time to time in accordance with this Agreement. Once such documented and demonstrated Net Development Costs incurred after the Effective Date exceed [**], then within fifteen (15) business days NuScale shall provide such credit support through a parent company guaranty to be provided by Fluor Corporation, a Delaware corporation (“Fluor Corporation”), in the form attached hereto as Exhibit D. Following reasonable prior notice to UAMPS, Fluor Corporation shall be entitled to assign, transfer or novate such guaranty to another party with the same or greater Credit Rating as Fluor Corporation as of the date of such assignment, transfer or novation, but not less than an Investment Grade Credit Rating. Following such assignment, transfer, or novation, or, alternatively, in the event that Fluor Corporation procures a new substitute guaranty from such a party with such Credit Rating on the same terms as Exhibit D, then Fluor Corporation shall have no remaining liability or obligations under the guaranty. As per the terms of Exhibit D, for the purposes of Fluor Corporation’s liability under the parent company guarantee, the Default Caps may be revised only with Fluor Corporation’s agreement and consent.

c.	NuScale Investors and UAMPS’ Subscriptions. NuScale agrees to make reasonable efforts to obtain additional investors in NuScale and to keep UAMPS fully informed of its efforts and progress in that regard. UAMPS agrees to make reasonable efforts to obtain additional member subscriptions to power sales contracts and to keep NuScale fully informed of its efforts and progress in that regard.

ARTICLE 3. Economic Model, Financing Plan and ECT Failure.

Details regarding the Economic Model and Financing Plan will be captured in Exhibit C, “Price Target, Economic Model, Financing Plan and Economic Competitiveness Test Guidelines,” which is incorporated herein by reference. Within ninety (90) days of the issuance of Task Order No. 1 under the Development Agreement, the Parties intend to reach agreement on the Economic Model inputs to be set forth in Exhibit C, and Exhibit C shall be updated to reflect such inputs. UAMPS’ desire to pursue the Project is contingent on the Project LCOE, calculated from time to time as set forth below, being comparable to a Price Target of $55/MWh in July 2020 dollars for a target COD of the Project as set out in the Initial Project Plan or any Revised Project Plan. The Price Target will be adjusted as provided for in Paragraph 3.h below (“Adjusted Price Target”). The “Project LCOE”, as further described in Exhibit C, means the levelized cost of electricity delivered at the bus bar for the Project inclusive of Project capital costs, interest during construction, fuel and projected operating and maintenance expenses, which also includes certain benefits, credits and other inputs and assumptions that are (or will be) detailed in Exhibit C. Other factors may be included by mutual agreement of the Parties.

EXECUTION VERSION

The comparison of the Project LCOE and Adjusted Price Target shall be known as the “Economic Competitiveness Test” or “ECT”. The value equal to the Adjusted Price Target minus the Project LCOE is the “ECT Result”. An “ECT Failure” will occur whenever the ECT Result is negative. The ECT shall be performed using the model for the Project LCOE (the “Economic Model”) set forth in Exhibit C. While Exhibit C will set forth the agreed-upon inputs to the Economic Model, including inputs from the Financing Plan, the Parties agree to use Commercially Reasonably Efforts to negotiate such additional or different inputs to the Economic Model that are necessary to reflect costs reasonably expected to be incurred in order to allow the Project to generate and deliver its full capacity, energy and ancillary services to the interconnection point between the power plant and the transmission system. The Parties further agree as follows:

a.	Failing the ECT at certain milestones will permit UAMPS to terminate its continued participation in the Project (i.e., exercise an off-ramp) as provided in Paragraph 5.a below. The Parties agree that the ECT shall be run as promptly as possible following the achievement of the applicable milestone as set forth in Paragraph 3.b. UAMPS shall accept the PCE/OCE when delivered by Fluor if prepared in accordance with the requirements of the Development Agreement for preparation of a PCE/OCE. UAMPS shall provide the PCE/OCE and the most recent Financing Plan to NuScale within two business days of receiving an acceptable PCE/OCE from Fluor. NuScale shall run an ECT promptly after receiving the PCE/OCE and the Financing Plan from UAMPS, based on the mutually agreed upon schedule for running such ECTs as described in Paragraph 3.b below. Thereafter, once the ECT Result is available, UAMPS shall have forty-five (45) days to deliver written notice of its intent to terminate its participation in the Project, including termination of this Agreement, any other UAMPS agreement with NuScale, and the Development Agreement (or the EPC Contract, if executed) pursuant to Paragraph 5.a. due to an ECT Failure, if desired. UAMPS shall also have forty-five (45) days to deliver written notice of its intent to terminate its participation in the Project, including termination of this Agreement, any other UAMPS agreement with NuScale, and the Development Agreement (or the EPC Contract, if executed) pursuant to Paragraph 5.a. following the occurrence of any of the events listed in Paragraphs 5.a.1 or 5.a.2. In the absence of delivery of such written notice, and except as provided in Paragraph 3.f below with respect to the Class 1 PCE, UAMPS shall not be entitled to terminate its participation in the Project based on an ECT Failure until the next ECT is run, when this process shall be repeated. Notwithstanding the provisions of this Paragraph 3.a, UAMPS shall also have the right to terminate its participation in the Project at any time for its own convenience pursuant to Paragraph 5.c.

b.	Within ninety (90) days of the issuance of Task Order No. 1 under the Development Agreement, the Parties will agree on the Economic Model inputs to Exhibit C reflective of the Project, i.e., a 8-module 616 MWe plant utilizing wet cooling. Provided that the Parties and Fluor have agreed upon the Initial Project Plan and the Class 4 PCE/OCE for the Project (both due within ninety (90) days of the issuance of Task Order No. 1 under the Development Agreement), NuScale shall run the ECT based on the Initial Project Plan, the Class 4 PCE, OCE and Financing Plan, and UAMPS shall have the rights under Paragraph 5.a if the ECT Result is an ECT Failure. At a minimum, additional ECTs (for which the right to “UAMPS Termination for Failure of the ECT”, as provided in Paragraph 5.a., shall apply) shall be run with the then-available PCE, OCE and Financing Plan (i) on or about the time of receipt of each Class 3, Class 2, and Class 1 PCE; (ii) at the end of any calendar year, beginning with 2021, while this Agreement remains effective; (iii) on or about the time that the Design Certification is issued by the NRC; (iv) on or about the time that the Standard Design Approval application is submitted to the NRC; (v) on or about the time that the COLA is ready to be submitted to the NRC; (vi) whenever any warranty remedy under the Development Agreement results in an increase in any PCE/OCE previously delivered by Fluor pursuant to the Development Agreement; and (viii) as soon as reasonably practicable following any event which is expected to have a material effect on the Project LCOE, including an event for which NuScale is required to provide prompt notification to UAMPS pursuant to Paragraph 3.g.(ii) below; provided, however, that the Parties shall reasonably cooperate to avoid running ECTs within ninety (90) days of one another. Additional ECT runs will be agreed upon by the Parties and scheduled as part of the Revised Project Plan.

EXECUTION VERSION

c.	If UAMPS agrees to proceed with further development of the Project following any ECT Result, including the ECT Result to be delivered within ninety (90) days of the issuance of Task Order No. 1 under the Development Agreement, or upon any changes identified by UAMPS necessitating a revision to the Initial Project Plan, and subject to the termination rights in Article 5 below, then UAMPS, NuScale and Fluor (pursuant to the Development Agreement) will undertake to agree on a Revised Project Plan to ensure the required work is completed prior to the next ECT run. Such Revised Project Plan shall be consistent with the then-current PCE/OCE or, if it is not consistent with the then-current PCE/OCE, UAMPS shall have the right to cause Fluor to prepare a new PCE/OCE which is consistent with the Revised Project Plan and NuScale shall then run a new ECT, and UAMPS shall have the rights under Paragraph 5.a if the ECT Result is an ECT Failure.

d.	As part of the agreement on the Initial Project Plan and each Revised Project Plan, the Parties hereto shall cooperate to equitably adjust the values in the columns of Exhibit B, Table B-1, attached hereto and incorporated herein by reference, and the dates for certain additional ECT runs; provided that any such adjustments shall be solely for the purpose of adjusting to changes in the Net Development Costs as shown in (i) the Intial Project Plan as compared to the cash flow reference file “CFPP Full Project Spend R50 12-10-20 6 pack C4 DOE Total 1355M” and (ii) the Revised Project Plan or any update thereto. Such changes, if mutually agreed upon, will be adopted as an amendment to this Agreement. Excluding increases in Owner’s Costs, if the Initial Project Plan costs increase (as compared to the aforementioned cash flow reference file) or the Revised Project Plan costs increase, and NuScale’s proposed adjustment to the aforementioned columns (in the first sentence of this paragraph) is less than a proportionate adjustment given the increase in such costs, then UAMPS shall have the right to terminate this Agreement in accordance with Paragraph 5.a. Otherwise, should UAMPS choose to terminate this Agreement as a result of increases in Owner’s Costs, such termination will be a termination for convenience pursuant to Paragraph 5.c.

EXECUTION VERSION

e.	NuScale, Fluor and UAMPS will utilize the Economic Model to perform an analysis of the range of possible Project LCOE values and use that information to identify the most important drivers of the Project LCOE results (i.e., the “Key Risk Items”). The results from that analysis will be included in a memorandum with the ECT and will include proposed actions to mitigate the Key Risk Items for consideration in subsequent phases of development.

f.	If, at the time the Class 1 PCE is delivered, and subject to the issuance of the COL by the NRC, the ECT Result is negative, then UAMPS and Fluor will have sixty (60) days to negotiate a price which shall be the basis for moving forward with the Project. If such sixty (60)-day period passes without agreement, then UAMPS may terminate its participation in the Project (including termination of this Agreement, any other NuScale agreement, and the EPC Contract) pursuant to Paragraph 5.a below due to an ECT Failure.

g.	NuScale will at all times provide UAMPS and its Owner’s Engineer with NuScale’s Best Available Information regarding the Project. “Best Available Information” means that the development, design, engineering, licensing and cost estimation information of the Project within NuScale’s possession or control will be provided to UAMPS and its Owner’s Engineer on an Open Book basis through (i) initial and continuing access on an Open Book basis (and upon reasonable notice) by UAMPS’ Owner’s Engineer to the current development, design, engineering, licensing and cost estimation of the Project, and (ii) prompt notification by either Party to the other of any new development, design, engineering, licensing, Financing Plan and cost estimation information that that could change the Project LCOE by $[**] or more. UAMPS will at all times provide NuScale with initial and continuing access on an open book basis (and upon reasonable notice) by NuScale and its representatives to the Financing Plan for the Project.

h.	The Parties will make equitable adjustments to the Price Target and to the dates for obtaining a Design Certification, the Standard Design Approval application submission or receipt of the Standard Design Approval, if so impacted, to account for changes to the Initial Project Plan that appear in a Revised Project Plan, with the understanding that such changes shall have been caused by or agreed to by the Owner. In addition, NuScale will be entitled to an equitable adjustment of the Price Target to account for any Owner actions that require a change to the assumptions associated with the PCE as last calculated, recognizing that Owner actions may cause changes to both operating and capital costs that need to be accounted for in any equitable adjustment to the Price Target.

ARTICLE 4. Term.

The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with Article 5 below, shall continue in effect until the earlier of (a) FNTP, or (b)  either the date the Development Agreement is terminated or, if the EPC Contract replaces the Development Agreement, the date the EPC Contract is terminated.

EXECUTION VERSION

ARTICLE 5. Termination.

This Agreement may be terminated or suspended pursuant to the following provisions:

a.	UAMPS Termination for Failure of the ECT. In addition to any other remedy available to UAMPS under this Article 5, but notwithstanding any other provisions of this Agreement, if there is an ECT Failure as a result of an ECT run performed after the Effective Date, UAMPS will have the right to (i) terminate this Agreement, and any other agreements between UAMPS and NuScale regarding the Project, by delivery of written notice thereof to NuScale, and (ii) recover a portion of its Net Development Costs from NuScale, calculated as [**]

In such event, NuScale shall reimburse UAMPS for the above portion of its Net Development Costs within sixty (60) days of UAMPS’ written notice of termination, if the value of NuScale’s reimbursement obligation to UAMPS is less than or equal to [**], or within one hundred and twenty (120) days of the notice of termination if the value of NuScale’s obligation to UAMPS is greater than [**], in each case with Interest accruing from the date of termination.

1)	If Fluor materially breaches the Development Agreement and neither Fluor nor NuScale cure such breach within six (6) months of receipt of written notice from UAMPS of UAMPS’ intent to terminate the Development Agreement, then upon UAMPS’ termination of the Development Agreement, UAMPS will have the right to (i) terminate this Agreement, and any other agreements between UAMPS and NuScale regarding the Project, by delivery of written notice thereof to NuScale, and (ii) recover a portion of its Net Development Costs from NuScale, as per Paragraph 5.a and, if applicable, Paragraph 5.b.

2)	If, by the date that is ninety (90) days after the issuance of Task Order No. 1 under the Development Agreement, Fluor fails to deliver to UAMPS an updated Class 4 PCE/OCE for the Project, and such delay is not attributable to a Force Majeure Event, then UAMPS will have the right to (x) terminate this Agreement, and any other agreements between UAMPS and NuScale regarding the Project, by delivery of written notice thereof to NuScale, and (y) recover a portion of its Net Development Costs from NuScale, in accordance with Paragraph 5.a and, if applicable, Paragraph 5.b.

3)	If, by the date that is ninety (90) days after the issuance of Task Order No. 1 under the Development Agreement, Fluor and UAMPS fail to agree on the OCE associated with the initial Class 4 PCE, then NuScale and UAMPS agree to refer such disagreement to a technical expert for a binding resolution (as between NuScale and UAMPS only) in accordance with the provisions of Paragraph 9.h(4).

4)	If the Parties fail to agree on the Initial Project Plan, then the Parties may terminate this agreement pursuant to Paragraph 5.f.

EXECUTION VERSION

b.	If UAMPS exercises its termination right pursuant to Paragraph 5.a above, then, in exchange for the payment described in Paragraph 5.a., NuScale shall have the option to, within sixty (60) days after such termination, instruct UAMPS to convey its ownership interest in the Project Assets to NuScale and UAMPS shall promptly assign to NuScale (or its designee) via the appropriate legal instrument all of UAMPS’ right, title and interest in and to the Projects Assets, certifying that all amounts owed and due with respect to the Project Assets have been paid. If NuScale is successful in developing, assigning or selling the Project, NuScale will, in addition to its reimbursement obligation pursuant to Paragraph 5.a, reimburse UAMPS for [**] of its remaining out-of-pocket and internal development costs for the Project, plus Interest, in excess of such costs previously paid by NuScale or some other party. Such payment will be due to UAMPS within sixty (60) days after COD, with Interest accruing from the date of termination; provided that if NuScale assigns or sells the Project to a third party, then NuScale shall require such third party (in an assignment and assumption agreement acceptable to UAMPS, acting reasonably) to assume the foregoing obligation to reimburse UAMPS.

c.	UAMPS Termination for its Convenience. UAMPS may terminate this Agreement and its participation in the Project at any time without cause for its convenience by delivery of written notice thereof to NuScale, in which case UAMPS will pay NuScale all documented and verifiable costs incurred and fees earned for work previously authorized in a task order issued by UAMPS to NuScale prior to the date of termination, and NuScale’s reasonable demobilization costs. Otherwise, UAMPS will absorb its own Project development costs for the COLA (excluding NuScale’s share of COLA costs) and site-specific design work (for the avoidance of doubt, excluding costs associated with the Standard Plant Design for any number of modules).

d.	UAMPS Termination of NuScale for Cause. UAMPS may terminate this Agreement for cause, by delivery of written notice thereof to NuScale, for the following events with associated consequences:

1)	In the event that: (aa) [**]

[**]

(bb) NuScale experiences a Bankruptcy Event, (cc) NuScale fails to demonstrate and maintain the funding and/or credit support required under Paragraph 2, or (dd) NuScale materially breaches any of its representations, warranties or covenants under this Agreement, or under any other agreement between NuScale and UAMPS and such breach is the sole responsibly of NuScale and is not cured within thirty (30) days of NuScale’s receipt of written notice from UAMPS; then, NuScale shall (i) transfer all of its right, title and interest in the Project Assets to UAMPS, certifying that all amounts owed and due with respect to such Project Assets have been paid and (ii) reimburse UAMPS for [**] of its Net Development Costs, not to exceed the amount set forth in the Exhibit B Table B-1 column entitled “Default Caps” for the current development Phase. In such event, NuScale shall reimburse UAMPS for the above portion of its Net Development Costs within sixty (60) days of UAMPS’ written notice of termination, if the value of NuScale’s reimbursement obligation to UAMPS is less than or equal to [**], or within one hundred and twenty (120) days of the notice of termination if the value of NuScale’s reimbursement obligation to UAMPS is greater than [**], in each case with Interest accruing from the date of termination.

EXECUTION VERSION

2)	In the event that: NuScale fails to obtain a Design Certification from the NRC by [**], fails to obtain NRC acceptance (i.e., docketing) of the Standard Design Approval application as provided in Paragraph 5.d.1)(aa) above, and/or fails to obtain the Standard Design Approval from the NRC as provided in Paragraph 5.d.1)(aa) above (other than as a result of a change in Laws or Codes after the Effective Date which shall not be a basis for a UAMPS’ termination pursuant to this Paragraph 5.d.), and UAMPS’ termination of NuScale is solely the result of any such failure(s), and such failure(s) is solely due to a Force Majeure Event affecting NuScale as provided for in Article 6, then NuScale’s liability to UAMPS shall be the same as for a UAMPS’ termination pursuant to Paragraph 5.a and, if applicable, Paragraph 5.b.

e.	NuScale Termination of UAMPS for Cause. NuScale may terminate this Agreement for cause if (a) UAMPS experiences a Bankruptcy Event, (b) UAMPS fails to obtain NRC acceptance (i.e., docketing) of the COLA by the applicable date to be set forth in the Initial Project Plan, (c) UAMPS materially breaches any of its representations, warranties or covenants under this Agreement and such breach is the sole responsibility of UAMPS and is not cured within thirty (30) days of UAMPS’ receipt of written notice of such breach from NuScale, (d) UAMPS fails to develop and fund the Project in accordance with the Revised Project Plan, or (e) DOE terminates the Multi-year Award, in each case of (a) through (e) excluding any failure caused by NuScale or Fluor or by events or circumstances otherwise outside the reasonable control of UAMPS. Any such termination shall be treated as a UAMPS’ termination for convenience in accordance with Paragraph 5.c.

EXECUTION VERSION

f.	Termination for Mutual Convenience. A termination of this Agreement by the mutual agreement of the Parties shall be a termination of this Agreement for mutual convenience, following which the Parties shall each bear their own costs and neither Party shall have any further liability to the other Party except for such liability that accrues prior to the date of such termination. All monies due and owing under this Agreement must be paid prior to such termination becoming effective. The Parties shall use Commercially Reasonable Efforts to dispose of the Project Assets as promptly as possible and recover the maximum possible salvage value of such Project Assets, which shall then be shared equally between the Parties. Except in the case when UAMPS terminates the Development Agreement due to a Fluor material breach of that agreement (addressed in Paragraph 5.a.1) above), if the Development Agreement is terminated and not replaced by a subsequent agreement, then that shall result in a termination of this Agreement for mutual convenience and the terms of this paragraph shall apply.

(1)       If, by the date that is one hundred and twenty (120) days after the issuance of Task Order No. 1 under the Development Agreement, either (i) Fluor and UAMPS fail to execute a binding term sheet for the EPC Contract (“EPC Term Sheet”), or (ii) NuScale and UAMPS fail to execute a binding term sheet for Owner-supplied equipment provided by NuScale, then UAMPS or NuScale will have the right to terminate this Agreement, and any other agreements between UAMPS and NuScale regarding the Project, by delivery of written notice thereof to the other party no later than the date that is one hundred and thirty four (134) days after issuance of Task Order No. 1 under the Development Agreement, and such termination shall be treated as a termination for mutual convenience in accordance with this Paragraph 5.f. In the absence of delivery of such written termination notice by the date that is one hundred and thirty four (134) days after issuance of Task Order No. 1, neither Party shall have the right to terminate this Agreement pursuant to this Paragraph 5.f(1). Should the Parties reach agreement on the binding term sheets, then the Project LCOE shall be updated to incorporate the pricing structure set forth in such binding term sheets.

ARTICLE 6. Force Majeure.

a.	Any delays in or failure of performance by either Party shall not constitute a default hereunder if such delays or failures of performance are caused by occurrences that are beyond the reasonable control of, and not the result of the fault or negligence of, such Party or any of its Personnel, and which could not have been prevented by the exercise of reasonable diligence (“Force Majeure Events”). Provided the criteria of the immediately preceding sentence are met, Force Majeure Events include, but are not limited to: acts of God or the public enemy; expropriation or confiscation; compliance with any order of any governmental authority; changes in law; act of war, rebellion or sabotage or damage resulting therefrom; fires, floods, explosions or accidents (including a release of radioactive or hazardous materials); riots; strikes or other concerted acts of workmen that are not limited to the employees of NuScale and/or its subcontractors or vendors; or delays in permitting. Any delay attributable to a Force Majeure event shall allow a day-for-day relief for the Party so affected from the date of any obligation established herein.

EXECUTION VERSION

b.	Force Majeure Events shall not include mere economic hardship, any obligation of one Party to pay the other, or an act or omission of a subcontractor or vendor, except to the extent such act or omission is caused by an event that otherwise qualifies as a Force Majeure Event. Delays in achieving the Design Certification or other design delays will not qualify as a Force Majeure Event unless one or more of the following conditions are met: modifications to design criteria (or other design documents) which modifications are required by UAMPS or by the NRC or other governmental authority with jurisdiction over the Parties or Project, but only to the extent that such changes are not caused by NuScale, Fluor or any of their Personnel (e.g., failure to comply with this Agreement, the Development Agreement or Prudent Industry Practice in preparing such design documents). The Parties agree to develop a mechanism to promptly identify, preserve the evidence of and track delays in the Design Certification and COL process, and to promptly determine the root cause of any such delays by, for example, retaining an independent expert to analyze the evidence surrounding such delays.

c.	Notwithstanding the provisions of Paragraphs 6.a and 6.b, a Force Majeure Event shall not alter the Parties’ rights and obligations as set forth in Paragraphs 5.a and 5.d (except for Paragraph 5.d.2)).

ARTICLE 7. Limitation of Liability.

TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CLAIMS, DEMANDS, CAUSES OF ACTION OR RECOVERIES FOR PUNITIVE DAMAGES, EXEMPLARY DAMAGES, OR STATUTORY DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, ECONOMIC, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING UNDER THIS AGREEMENT OR OTHERWISE, INCLUDING ANY LOST REVENUES OR PROFITS, BUSINESS INTERRUPTION OR DAMAGE TO BUSINESS REPUTATION, REGARDLESS OF THE THEORY UPON WHICH ANY CLAIM MAY BE BASED, AND EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SAID DAMAGES. IN NO EVENT SHALL EITHER PARTY’S ENTIRE AGGREGATE LIABILITY (INCLUDING BUT NOT LIMITED TO LIABILITIES ARISING UNDER OR IN CONNECITON WITH THIS AGREEMENT AND THE CSO) TO THE OTHER PARTY (IN TORT, CONTRACT, WARRANTY OR OTHERWISE) EXCEED THE NUSCALE PROJECT COST CAP. NOTWITHSTANDING THE FOREGOING, THIS ARTICLE 7 SHALL NOT APPLY TO LIMIT LIABILITY (a) FOR THE OBLIGATIONS SET FORTH IN ARTICLE 5, IN WHICH CASE THE LIMITS SET FORTH IN ARTICLE 5 FOR THE SPECIFIC EVENTS IDENTIFIED SHALL APPLY AND ONLY THE APPLICABLE PROVISION SHALL BE THE LIMITATION OF LIABILITY; (b) FOR THE INDEMNIFICATION OBLIGATIONS IN THIS AGREEMENT THAT ARISE FROM THIRD PARTY CLAIMS; OR (c) TO THE EXTENT INSURANCE PROCEEDS ARE RECOVERED WITH RESPECT TO SUCH LIABILITY.

EXECUTION VERSION

ARTICLE 8. Indemnification.

Each Party shall defend, indemnify, and hold the other Party harmless from all claims, liabilities, costs, or expenses arising from (a) its negligent acts or omissions or willful misconduct, or that of its employees, agents, or subcontractors in the performance or non- performance of any of its obligations under this Agreement but only to the extent and in proportion to that Party’s negligence and (b) non-compliance with Laws and Codes (including resulting fines and penalties) by such Party or any of its Personnel (other than the other Party and any of such other Party’s Personnel).

ARTICLE 9. Miscellaneous

a.	Information. In performance of services for the Project, it is understood NuScale will be supplied with certain information and/or data by UAMPS and/or others, and NuScale will rely on same. It is agreed the accuracy of such information is not warranted by UAMPS, is not within NuScale’s control, and NuScale shall not be liable for its accuracy, nor for its verification, unless this Agreement is modified by mutual agreement to provide for verification by NuScale.

b.	Confidentiality. Confidential Information exchanged hereunder within the meaning of the Non-Disclosure Agreement among UAMPS, NuScale and Fluor dated as of October 31, 2016 (the “NDA”) shall be governed by the terms of the NDA. The Parties will work collaboratively to permit disclosure of certain information related to this Agreement considered NuScale’s Confidential Information to UAMPS’ members and to facilitate financing for the Project. Further, the Parties agree to work cooperatively on an appropriate public disclosure to be made promptly following the execution of this Agreement.

c.	DOE Loan Guarantee. Beginning on the Effective Date, and ending on the date this Agreement is terminated, UAMPS shall have the unilateral right (but not the obligation), by written notice delivered to NuScale, to elect to take assignment of and assume for the sole benefit of UAMPS, the DOE loan guarantee application, Parts 1 and 2, submitted by NuScale to the DOE with respect to the Project. Simultaneously with such assignment and assumption, UAMPS shall reimburse NuScale for its out of pocket costs associated with such application, provided such reimbursement shall not exceed [**]. Following execution of this Agreement, NuScale shall not withdraw, assign, transfer, take any action that would result in termination of, or otherwise encumber in any way, such DOE loan guarantee application without the prior written consent of UAMPS. Following transfer of the DOE loan guarantee for the Project to UAMPS, UAMPS shall not withdraw, assign, transfer, take any action that would result in termination of, or otherwise encumber in any way, such DOE loan guarantee application without the prior written consent of NuScale.

EXECUTION VERSION

d.	Export Control. Each Party agrees to comply with all applicable export laws and regulations and will not export or re-export any Confidential Information of the other Party to any proscribed person or country listed in the U.S. Export Administration regulations or otherwise without the written consent of the other Party. The disclosing Party agrees to accurately identify in writing to the receiving Party, prior to disclosure, any Confidential Information which is subject to U.S. export control, and shall provide accurate export classification information necessary for supporting any applicable required export of such Confidential Information, including but not limited to, as applicable, the appropriate export control classification numbers, an indication of the applicability or availability of license exceptions or exemptions, and other relevant information as deemed necessary.

e.	Anti-Bribery and Corruption Compliance. Each Party shall comply with all U.S. and foreign laws applicable to performance of this Agreement, including but not limited to, the provisions of the U.S. Foreign Corrupt Practices Act, dealing with improper or illegal payments, gifts or gratuities and each Party agrees not to take any other unethical or illegal action in connection with the Project.

f.	Assignment; Cooperation with Financing. NuScale shall not assign this Agreement in whole or in part to any other party without the prior written consent of UAMPS, which consent may be withheld in UAMPS’ sole discretion. UAMPS shall have the right to assign this Agreement in whole or in part, without the need to obtain the consent of the NuScale, to (a) any lender or to the DOE (e.g., as loan guarantor) in connection with financing the Project, (b) any other third party purchaser of an interest in the Project who assumes UAMPS’ obligations in writing and who is financially qualified to assume UAMPS’ obligations under this Agreement and that supplies either such credit assurance or parent guarantee to NuScale’s reasonable satisfaction, or (c) to the SPE, provided that UAMPS shall simultaneously transfer UAMPS’ interest in the Project Assets to the SPE. Any change of control of a Party shall be deemed an assignment for purposes of this Paragraph 9.f. NuScale shall cooperate with UAMPS in connection with financing of the Project construction, including supplying such documentation and consents as lender(s) or the DOE may reasonably request.

g.	Interpretation; Governing Law; Survival.

1)	The Parties acknowledge and agree the terms and conditions of this Agreement, including but not limited to, those relating to allocations of, releases from, exclusions against and limitations of liability, have been freely and fairly negotiated. Each Party acknowledges that in executing this Agreement they have relied solely on their own judgment, belief, and knowledge, and such advice as they may have received from their own counsel, and they have not been influenced by any representation or statements made by any other Party or its counsel (other than the respective representatives of the Parties set forth herein). No provision in this Agreement is to be interpreted for or against any Party because that Party or its counsel drafted such provision. In the event that any portion or all of this Agreement is held to be void or unenforceable, the Parties agree to negotiate to amend the commercial and other terms of the Agreement in order to effect the intent of the Parties as set forth in this Agreement. The Parties agree to look solely to each other (and any guarantor, pursuant to a parent guaranty) with respect to performance of this Agreement, and not any of each other’s employees, officers, directors, shareholders or members.

EXECUTION VERSION

2)	This Agreement shall be governed by the laws of the State of Utah, exclusive of any provisions thereof which reference the laws of other states or jurisdictions.

3)	The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of this Agreement, including but not limited to, any expressed limitations of or releases from liability, obligations with respect to Confidential Information, indemnification, and dispute resolution shall continue as valid and enforceable obligations of the Parties notwithstanding any such termination, cancellation, completion or expiration, unless and until they are superseded by the execution of the EPC Contract or another agreement. Each Party shall bear its own costs in the development and negotiation of this Agreement, including all of its Exhibits, the Development Agreement and the EPC Contract and any other agreements.

h.	Dispute Resolution; Litigation; Technical Expert.

1)	The Parties will strive to amicably work through any disagreements between themselves and shall provide for mechanisms to escalate such disagreements to their respective management for timely resolution.

2)	In the event that any dispute, claim or controversy among the Parties arising out of, related to, or in connection with this Agreement (“Dispute”) cannot be resolved through the procedure set forth in Paragraph 9.h(1), the matter shall be referred to the executive management of each Party through a written notice explaining the Dispute. Executive management shall resolve the Dispute within fifteen (15) days or as otherwise mutually agreed. Executive management for the Parties shall be NuScale’s CEO and UAMPS’ General Manager.

3)	If any Dispute among the Parties has not been resolved by mutual agreement by the Parties, then either Party may refer the Dispute to litigation; provided that disagreements regarding any matter addressed in Paragraph 5.a(3) shall be resolve only through the procedure set forth in Paragraph 9.h(4) below.

EXECUTION VERSION

4)	In the event that UAMPS and NuScale are unable to reach agreement on the OCE associated with the initial Class 4 PCE as described in Paragraph 5.a(3), then either Party shall have the right to require the retention of a qualified, independent technical expert to offer a resolution for the disagreement. The expenses of such technical expert shall be shared equally by the Parties. Such technical expert shall be selected by mutual agreement of the Parties, shall not have performed services for any of UAMPS, NuScale and Fluor (or any of their respective affiliates), and shall have at least five (5) years of experience performing operating services of the kind involved with the subject matter in dispute. If the Parties are unable to reach agreement on the selection of the technical expert within ten (10) business days, then either Party may request that the American Arbitration Association promptly select the technical expert, which selection shall be binding on the Parties. The Parties shall promptly provide the technical expert with their respective positions on the disputed matter and shall provide all documentation that the technical expert requests to facilitate its decision. Neither Party shall be entitled to perform discovery on the other Party and the technical expert’s decision shall be rendered solely based on the information provided by the Parties as informed by the experience of the technical expert. The technical expert shall be required to execute an agreement to protect the confidentiality of the dispute and all information provided in connection therewith. The technical expert shall be guided by Prudent Industry Practice and shall endeavor to render a decision on the disputed matter as quickly as possible, not to exceed thirty (30) days after receipt of all requested documentation. The decision of the technical expert shall be binding on the Parties.

i.	Solicitation of Employment. Neither Party shall, during the term of this Agreement or for a period of one hundred eighty (180) days thereafter, directly or indirectly for itself or on behalf of, or in conjunction with, any other person, partnership, corporation, business or organization, solicit, hire, contract with or engage the employment of an employee of the other with whom that Party or its personnel have had contact during the course of performance of this Agreement, unless that Party has obtained the written consent of the other to such hiring; provided, however that general solicitations that do not specifically target a Party’s employees will not be deemed to violate this Paragraph 9.i.

j.	Publicity.

1)	UAMPS shall not identify NuScale in any products, publicity, promotion, promotional advertising, or other promotional materials to be disseminated to the public, or use any trademark, service mark, trade name, logo, or symbol that is representative of NuScale or its entities, whether registered or not, or use the name, title, likeness, or statement of any NuScale employee without NuScale's prior written consent. Any use of NuScale’s name shall be limited to statements of fact and shall not imply endorsement by NuScale of the UAMPS’ products or services.

2)	NuScale shall not identify UAMPS in any products, publicity, promotion, promotional advertising, or other promotional materials to be disseminated to the public, or use any trademark, service mark, trade name, logo, or symbol that is representative of UAMPS or its members, whether registered or not, or use the name, title, likeness, or statement of any employee of UAMPS or any of its members, without UAMPS’ prior written consent. Any use of UAMPS’ name shall be limited to statements of fact and shall not imply endorsement by UAMPS of NuScale’s products or services.

EXECUTION VERSION

k.	Waivers. Any waiver, express or implied, by a Party of any right under this Agreement or of any breach by the other Party shall not constitute or be deemed a waiver of any other right or any other breach, whether of a similar or dissimilar nature to the right or breach being waived. A waiver of a Party’s rights under this Agreement, including with respect to another Party's breach, shall be effective only if that Party agrees in writing.

l.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any right, remedy, claim, liability, reimbursement or cause of action.

m.	Severability; Complete Agreement; Authority.

1)	In the event one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions which resemble as closely as possible those provisions that were held to be invalid, illegal or unenforceable.

EXECUTION VERSION

2)	This Agreement, the NDA and the attached Exhibits constitute the complete basis for this Agreement and supersede any and all other contemporary or previous written or oral agreements, representations and undertakings between the Parties respecting the Project. No supplement, modification or amendment to this Agreement shall be binding on the Parties unless executed in writing by both Parties. No waiver of any provision of this Agreement shall be binding unless specifically executed in writing by the Party making the waiver. To the extent remedies are provided in this Agreement, then such remedies would be the exclusive remedy with respect to the subject matter covered thereby; provided, however, that such remedy shall be in addition to all other remedies set forth in this Agreement. In the event a cause of action or claim arises for which a remedy is not provided in this Agreement, then the Parties shall have the rights and remedies available at law or in equity, subject to the waivers, releases, and limitations on liabilities set forth in this Agreement. Indemnities against, releases from, assumptions of and limitations on liability and limitations on remedies expressed in this Agreement, as well as waivers of subrogation rights, shall extend to the officers, directors, employees, and agents of such Party, and those of its partners, members and related entities. This Agreement may be executed in several counterparts, whether original, email or facsimile, each of which shall be deemed an original and all of which shall constitute but one and the same instrument. This Agreement shall not be construed to create or give rise to any partnership, joint venture, agency or other relationship between the Parties other than arms-length counterparties. Neither Party shall have any rights, power, or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or otherwise bind, the other Party. Each Party represents that (a) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by such Party has been duly authorized by the necessary action on the part of such Party and (b) this Agreement has been duly executed and delivered by such Party and is the valid and binding obligation of such Party enforceable in accordance with its terms.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

NUSCALE POWER LLC	UTAH ASSOCIATED MUNICIPAL POWER SYSTEMS

/s/ John Hopkins	/s/ Douglas O. Hunter
Name: John Hopkins	Name: Douglas O. Hunter
Title: Chairman & CEO	Title: CEO & General Manager

EXECUTION VERSION

EXHIBIT A

Definitions

“Adjusted Price Target” has the meaning set forth in Article 3 of the Agreement.

“Agreement” has the meaning set forth in the preamble of the Development Cost Reimbursement Agreement.

“Antelope Substation” means the substation owned by PacifiCorp located near Idaho Falls, Idaho.

“Bankruptcy Event” as to an entity means such entity becomes insolvent, generally does not pay debts as they become due, admits in writing an inability to pay debts, makes a general assignment for the benefit of creditors, commences any case, proceeding or other action seeking reorganization or receivership, or adopts an arrangement with creditors under any bankruptcy, insolvency, reorganization or similar law of the United States or any state thereof for the relief of creditors or affecting the rights or remedies of creditors generally.

“Best Available Information” has the meaning set forth in Paragraph 3.g of the Agreement.

“Class 4 PCE, Class 3 PCE, Class 2 PCE and Class 1 PCE” mean a PCE for input to the ECT that has estimated accuracy, consistent with the guidelines of AACE International Recommended Practice No. 18R-97, as follows:

•	Class 4: A PCE that is estimated to be accurate to within -30% to +50%
•	Class 3: A PCE that is estimated to be accurate to within -20% to +30%
•	Class 2: A PCE that is estimated to be accurate to within -15% to +20%
•	Class 1: A PCE that is estimated to be accurate to within -10% to +15%

“COD” has the meaning set forth in the Recitals of the Agreement.

“COL” means the Combined Construction Permit and Operating License for CFPP issued by the NRC pursuant to 10 C.F.R. Part 52.

“COLA” means UAMPS’ application for the COL.

“Commercially Reasonable Efforts” means, with respect to any action required to be made, attempted or taken by a Party under this Agreement, such efforts as a reasonably prudent business would undertake, consistent with Prudent Industry Practice and the past practices of such Party, for the protection of its own interest under the conditions affecting such action, including the contractual and legal obligations of, and the risk to, such Party in connection with such action; provided that such Party is not required to expend funds or assume liabilities beyond those that are reasonable in nature and amount in the context of the transaction.

“Confidential Information” has the meaning set forth in the NDA.

“Credit Rating” means with respect to any entity, on any date of determination, the respective ratings then assigned to such entity’s unsecured, senior long-term debt (not supported by third party credit enhancement) by S&P or Moody’s or if such entity does not have a rating for its unsecured, senior long-term debt, then the rating assigned to such entity by such rating agency as its corporate credit rating or long term issuer rating, as applicable.

EXECUTION VERSION

“CSO” has the meaning set forth in the Recitals of the Agreement.

“Design Certification” means NRC approval by rule in 10 C.F.R. Part 52 of the design of the NuScale SMR as a Standard Plant Design. For purposes of this Agreement, references to the Design Certification shall include items that originated in the DCD or the Design Certification and are later transferred into or referenced in the COLA or COL during the licensing process.

“Design Control Document” or “DCD” means the final safety analysis report or design control document referenced in the Design Certification.

“Development Agreement” has the meaning set forth in the Recitals of the Agreement.

“Dispute” has the meaning set forth in Paragraph 9.h.(2) of the Agreement.

“DOE” has the meaning set forth in the Recitals of the Agreement.

“Economic Competitiveness Test” or “ECT” has the meaning set forth in Article 3 of the Agreement.

“Economic Model” has the meaning set forth in Article 3 of the Agreement and further described in Exhibit C to the Agreement.

“ECT Failure” has the meaning set forth in Article 3 of the Agreement.

“ECT Result” has the meaning set forth in Article 3 of the Agreement.

“Effective Date” has the meaning set forth in the preamble of the Agreement.

“EPC Contract” has the meaning set forth in the Recitals of the Agreement.

“EPC Term Sheet” has the meaning set forth in Paragraph 5.f.1 of the Agreement. “Facility” has the meaning set forth in the Recitals of the Agreement.

“Federal PPAs” means any power purchase agreement between UAMPS, or any other Project participant, and a U.S. governmental agency.

“Fluor” has the meaning set forth in the Recitals of the Agreement.

“Fluor Corporation” has the meaning set forth in Paragraph 2.b of the Agreement.

“FNTP” means issuance of full notice to proceed for the Project under the EPC Contract.

“Force Majeure Event” has the meaning set forth in Paragraph 6.a of the Agreement.

“Financing Plan” has the meaning set forth in the Recitals of the Agreement, as it is revised based upon any changes in the Initial Project Plan or Revised Project Plan.

“Initial Project Plan” has the meaning set forth in the Development Agreement and shall be consistent with the Project Plan and milestones in the New Multi-year Award. Such Initial Project Plan shall be subject to review and approval by the Parties and shall include the actual and forecast monthly cashflows necessary and reasonable to achieve the objectives and milestones set forth therein.

“INL Site” has the meaning set forth in the Recitals of the Agreement.

“Intellectual Property” or “IP” means any and all know-how, works, information, data, processes, methodologies, techniques, documents, reports, specifications, software (whether in object or source code form and associated documentation), maskworks, inventions, designs, or other intangible assets that are protected by intellectual property rights (e.g., by patents, including patent applications, provisional applications or any division, continuation, continuation-in-part, reissue, renewal or extension thereof as well as any foreign counterpart), utility models, industrial designs, trademarks, service marks, trade names, trade secrets, copyrights, and any other form of proprietary protection afforded by law to intellectual property and information, irrespective of whether they are registered or unregistered and irrespective of the object in which they are incorporated, or any applications for any of the foregoing, that arise or are enforceable under the laws of the United States or any other jurisdiction (foreign or domestic) or any bi-lateral or multi- lateral treaty regime.

EXECUTION VERSION

“Interest” means the MMD (Municipal Market Data) AAA 30-year interest rate + 100 basis points published by Thomson Reuters as of the Effective Date, unless otherwise agreed to by the Parties in the Revised Project Plan or any update thereto.

“Investment Grade Credit Rating” means with respect to any entity, on any date of determination, that such entity has a Credit Rating either (a) by S&P of BBB- or higher or (b) by Moody’s of Baa3 or higher. Such entity shall not have an Investment Grade Credit Rating if it does not have a Credit Rating from either S&P or Moody’s.

“Key Risk Items” has the meaning set forth in Paragraph 3.e of the Agreement.

“Laws and Codes” or “Laws or Codes” means all applicable federal, foreign, state, and local laws, treaties, ordinances, codes, rules and regulations, regulatory guidance, interpretation of regulations, judgments, decrees, injunctions, writs and orders, in effect from time to time, of any arbitrator or governmental authority, including all permits, licenses, industry codes and standards and all other generally recognized building and safety standards governing performance of work on the Project; provided, however, with respect to the NuScale SMR Design Certification, the codes and standards specified in the Design Certification rule and Design Control Document shall be the applicable codes and standards for such Design Certification.

“Moody’s” means Moody’s Investors Service, Inc.

“MWe” means megawatts electric.

“MWh” means megawatt-hour.

“MWt” means megawatts thermal.

“NDA” has the meaning set forth in Paragraph 9.b of the Agreement.

“Net Development Costs” means (A) costs under task orders issued under the Development Agreement (or under the EPC Contract) and any agreement between UAMPS and NuScale regarding the Project, including in each case COLA development costs, plus (B) UAMPS’ costs to acquire water rights for the Project, plus (C) UAMPS’ costs for interconnection of the Project with the transmission system at the Antelope Substation, in each case as incurred after the Effective Date, plus (D) costs and fees paid by UAMPS to secure financing or a DOE loan guaranty, other than interest payments, plus (E) other Owner’s Costs as identified in the Revised Project Plan or any update thereto, plus (F) Interest paid by UAMPS with respect to any indebtedness used to fund the items (A), (B), (C), (D) and (E), and (G) net of any DOE, or other third-party, payments to UAMPS for such costs, but excluding costs for UAMPS’ employees’ salaries.

“New Multi-year Award” has the meaning set forth in the Recitals of the Agreement.

EXECUTION VERSION

“NPM” has the meaning set forth in the Recitals of the Agreement.

“NRC” means the U.S. Nuclear Regulatory Commission.

“NuScale” has the meaning set forth in the preamble of the Agreement.

“NuScale Plant” means a plant using the NuScale SMR design with all of the structures, systems and components needed for a specified number of NPMs to generate a specified amount of electricity, but limited to those structures, systems and components that will be provided by NuScale.

“NuScale SMR” has the meaning set forth in the Recitals of the Agreement.

“OCE” has the meaning set forth in the Recitals of the Agreement.

“Open Book” means that UAMPS and its representative will have access to NuScale’s, and its subcontractor’s and vendor’s, information involving mutually agreed aspects of the proposed work including development, design, licensing, engineering, procurement, construction, operation, maintenance, decommissioning, materials costs, unit rates, labor costs (via rate sheets or unburdened labor rates), multipliers as applicable (including G&A, but not the buildup of G&A), applicable export or tax credits, discounts, rebates, associated estimates and schedules, bid documents and related materials from all bidders (including requests for proposals, invitations for bids, bid responses, proposals, evaluation of bid responses and proposals, and executed agreements), other agreements, purchase orders, contracts and other documents relating to the proposed work; provided, however, that NuScale shall not be required, as mutually agreed, to provide certain proprietary information such as the makeup of benefits or burden rates and overhead rates, float included in any schedule, details on design margins, or allowances made in any estimates (such as construction allowances, design development and contract growth allowances).

“Owner’s Costs” means the costs associated with water acquisition, land acquisition, COLA development, NRC review of COLA, federal agency fees for COLA review, post-COLA UAMPS’ submittals to the NRC, UAMPS’ COLA legal costs, UAMPS’ administration and supply management for the Project, UAMPS’ post-COLA engineering services for the Project, the Project site training center, Project permits, UAMPS’ staff development (core and executives) for the Project, Project utilities, Project security facilities, the Project switchyard, the Project intake structure and cooling facilities, transmission facilities/upgrades necessary for the Project, and contingency; but excluding any costs associated with the Design Certification.

“Owner’s Engineer” means either or both of MPR Associates, Inc. and Burns & McDonnell Engineering Company, Inc.

“Party” or “Parties” has the meaning set forth in the preamble of the Agreement.

“PCE” has the meaning set forth in the Recitals of the Agreement.

“Personnel” means, with respect to a Party, such Party’s directors, officers, employees, representatives or agents, or those of any of its subcontractors and vendors of any tier, involved with any aspect of performance of such Party’s obligations under the Agreement.

“Phase” means the development phase defined in Exhibit B, Table B-1 as either Phase 1, Phase 2, or Phase 3, as applicable.

“Phase Reimbursable Percentage” has the meaning set forth in Exhibit B, Table 1 of the Agreement.

EXECUTION VERSION

“Price Target” has the meaning set forth in the Recitals of the Agreement.

“Prime Award” has the meaning set forth in the Recitals of the Agreement.

“Project” or “CFPP” has the meaning set forth in the Recitals of the Agreement.

“Project Assets” means the Project, any special purpose entity established to own the CFPP, the Site Use Permit, any rights, interest or assets that are paid for by UAMPS or third parties as part of Net Development Costs, permits, licenses, plans, rights, options, or title to the water rights, transmission assets and rights, and intangible property, including Intellectual Property, associated with the CFPP, and including all work products or other assets that were paid for as a Project Cost, including but not limited to: (i) a Site Use Permit between UAMPS and the DOE; (ii) a Water Supply Option; (iii) the Site Study (as defined in the Subaward Agreement), supporting analyses and work product delivered pursuant to such Site Study; (iv) all documentation necessary to evidence ownership of or transfer Project Assets; (v) all documentation produced by NuScale under this Agreement, by Fluor under the Development Agreement, or under other separate agreement(s) with UAMPS, including but not limited to, project management documentation for the Project and (vi) licensing documentation and supporting reports and analyses; provided, however, that the Project Assets shall not include any power sales agreements associated with the Project, but provided further that, in connection with any transfer of the Project Assets from UAMPS to NuScale, UAMPS will (a) use Commercially Reasonable Efforts to ensure that any power purchase agreements between UAMPS and any other entity, other than a UAMPS’ member, can be assigned to the Project owners, so long as the power is derived from the Project and (b) use Commercially Reasonable Efforts to have its members assign to the Project owners the power purchase agreements (including Federal PPAs), if any, between UAMPS’ members and any third party, so long as the power is derived from the Project.

“Project Costs” means the aggregate actual documented development costs and expenses, as supported by invoices, receipts or other customary evidence of expense, incurred by a Party in fulfilling its obligations or roles under this Agreement or otherwise in connection with the development of the Project, to the extent such costs and expenses are incurred solely to advance the direct interests of the Project and are subject to financial assistance from DOE under either the Prime Award or the New Multi-year Award; provided, however, that Project Costs shall also include (i) costs and expenses incurred by UAMPS in developing the Project that were incurred pre-April 2015 and (ii) up to $[**] in consultant fees and expenses incurred by UAMPS with respect to the following activities: financial modeling for short and long term financing for the Project and state and local Idaho lobbying activities to the extent such lobbying activities are solely related to the Project and provided that UAMPS shall consult with NuScale in advance of giving strategic direction with regard to or making major Project decisions involving the state and local Idaho lobbying activities.

“Project LCOE” has the meaning set forth in Article 3 of the Agreement.

EXECUTION VERSION

“Prudent Industry Practice” means the practices, methods, and acts engaged in or approved by a significant portion of the nuclear electric generation industry of the United States that at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with Laws and Codes, this Agreement, reliability, safety, environmental protection, economy and expedition. In addition, Prudent Industry Practice shall take into account standards and practices recommended by the Institute of Nuclear Power Operations, the Electric Power Research Institute, and the Nuclear Energy Institute to the extent such standards and practices are recognized and followed by a significant portion of the U.S. nuclear generation industry (unless NuScale and UAMPS mutually agree that an alternative standard or practice should be implemented). Prudent Industry Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is a spectrum of practices, methods or acts employed by contractors in the nuclear electric generation and power generation construction industries, including those involving the construction of new technology, and having due regard for current editions of the National Electrical Safety Code, the National Electric Code, and other applicable electrical, safety and maintenance codes and standards, manufacturers’ warranties and other Laws and Codes; provided, however, with respect to the NuScale SMR Design Certification, the codes and standards specified in the Design Certification rule and Design Control Document shall be the applicable codes and standards for such Design Certification.

“Reimbursement Amounts” has the meaning set forth in Exhibit B, Table B-1 of the Agreement.

“Reimbursement Cap” has the meaning set forth in Exhibit B, Table B-1 of the Agreement.

“Revised Project Plan” has the meaning set forth in the Development Agreement. Such Revised Project Plan shall be subject to review and approval by the Parties, and shall include the actual and forecast monthly casfhlows necessary and reasonable to achieve the objectives and milestones set forth therein.

“S&P” means Standard and Poor’s Financial Services, LLC.

“Side Letter” has the meaning set forth in the Recitals of the Agreement.

“Site Use Permit” has the meaning set forth in the Recitals.

“SPE” has the meaning set forth in the Recitals.

“Standard Design Approval” means a standard design approval as defined in 10 C.F.R. §52.1 issued by the NRC for the NuScale Plant. The scope of design in the standard design approval shall be consistent with the scope in the Design Certification, as modified by the SPD.

“Standard Plant Design” or “SPD” means the engineering and design services required for a nominal 462 MWe, 6-module NuScale Plant based on an increase of NPM thermal power output from 160 MWt to 250 MWt, to be located on a generic site, which is sufficiently detailed and complete for select site buildings, and various mechanical, electrical, and instrument and controls and balance of plant systems to support certification or approval based on the NuScale Plant design undergoing NRC review and approval in the Design Certification and Standard Design Approval, both pursuant to 10 CFR Part 52. SPD does not include any site specific engineering or features needed to meet owner-specific requirements or owner-supplied equipment such as switchyard, warehouses, administration buildings or other site amenities likely to vary from site-to-site. While the SPD includes interface requirement documents, 3D-models, project procedures, project instructions, and templates for the structures, systems and components that are part of the SPD and sufficient to support estimation of the bulks, commodities, equipment and labor hours needed to construct a generic NuScale Plant, the SPD does not represent a fully complete design that is ready for construction.

EXECUTION VERSION

“Subaward Agreement” has the meaning set forth in the Recitals of the Agreement.

“Task Orders” has the meaning set forth in the Recitals of the Agreement.

“UAMPS” or “Owner” has the meaning set forth in the preamble of the Agreement.

“Water Supply Option” means the contractual options for water supply for the Facility that ensure water rights are: (1) obtainable at a price deemed economic in the sole discretion of UAMPS and (2) of a quantity and quality that is sufficient to meet the requirements for the Facility for the useful life of the Facility.

End of Exhibit A

EXECUTION VERSION

Exhibit B

DCRA Reimbursement Percentages and Caps and Milestones

Table B-1 DCRA Reimbursement Percentages and Caps

Development Phase	Phase Reimbursable Percentage	Phase Non-Reimbursable Percentage	Reimbursement Cap	Default Caps
[**]

Where,

Phase 1 is from the Effective Date until the later of the COLA submission and delivery of PCE2 (including delivery of the ECT run for PCE2),

Phase 2 is from the later of the COLA submission and delivery of PCE2 (including delivery of the ECT run for PCE2) until delivery of PCE1 (including delivery of the ECT run for PCE1), and

Phase 3 is from delivery of PCE1 (including delivery of the ECT run for PCE1) until FNTP.

Illustrative Example of Reimbursement Amounts

The following table provides an illustration of the calculation of Reimbursement Amounts for the anticipated spending during the development phase. Actual development spending may vary from the below illustration.

		Reimbursable Percentage	Reimbursement Cap	Net Development Amount (estimated)	Net Development Amount (estimated)	Reimbursement % Amount (estimated)	Reimbursement Amount (estimated)
		A	B	C	D = cum(C)	E = F_prior + A x C	F = lesser (E, B)
Ph	Latest ECT Milestone	by Phase	Total	by Phase	Total	Total	Total
[**]

End of Table B-1

End of Exhibit B

EXECUTION VERSION

Exhibit C

Price Target, Economic Model, Financing Plan and Economic Competitiveness Test Guidelines

[**]

EXECUTION VERSION

[**]

EXECUTION VERSION

Baseline Economic Model

[**]

EXECUTION VERSION

[**]

EXECUTION VERSION

[**]

End of Exhibit C

EXECUTION VERSION

Exhibit D

FORM OF PARENT COMPANY GUARANTY

This Guaranty (this “Guaranty”) is made as of [                    ], 2021 (the “Effective Date”), by Fluor Corporation, a Delaware corporation (“Guarantor”) to Utah Associated Municipal Power Systems (“Owner”).

WHEREAS, Guarantor owns, directly or indirectly, a majority of the outstanding membership interests of NuScale Power, LLC (“NuScale”);

WHEREAS, Owner is developing a nominal gross 616 MWe nuclear generating facility, known as Owner’s proposed Carbon Free Power Project, to be located on the Department of Energy’s INL Site, incorporating NuScale’s SMR technology (the “Project”);

WHEREAS, in furtherance of assisting Owner with the development of the Project, NuScale and Owner have entered into a Development Cost Reimbursement Agreement (the “DCRA”), dated as of December 31, 2020, setting forth certain terms and conditions for development of the Project;

WHEREAS, Owner is willing to enter into the DCRA on the condition that Guarantor enter into this Guaranty; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the DCRA.

NOW, THEREFORE, Guarantor, in consideration of the foregoing, agrees as follows:

1.            Guaranty. For value received, Guarantor does, pursuant to Paragraph 2.b of the DCRA, hereby irrevocably and unconditionally guarantee to Owner (a) the full and prompt payment by NuScale of all payment obligations if and when required to be performed by NuScale in accordance with the DCRA, (collectively, the “Obligations”). The Obligations shall further include all reasonable costs and expenses (including reasonable attorneys’ fees), if any, incurred in successfully enforcing Owner’s rights under this Guaranty. This Guaranty is an absolute, irrevocable, unconditional and continuing guarantee of the full and punctual payment and performance of the Obligations and is in no way conditioned upon any requirement that Owner first attempt to enforce any of the Obligations against NuScale, any other guarantor of the Obligations or any other person or entity, or resort to any other means of obtaining payment or performance of any of the Obligations. This Guaranty is a guarantee of payment and performance when due and not merely of collectability. In the event of a default in payment or performance of any of the Obligations by NuScale, the Guarantor shall promptly pay and perform or cause to be paid and performed such Obligations upon receipt of written notice of such default from Owner.

EXECUTION VERSION

2.           Scope and Duration of Guaranty. This Guaranty is irrevocable and unconditional in nature and shall continue in full force and effect until: (i) NuScale or Guarantor shall have satisfactorily performed or fully discharged all of the Obligations; (ii) Owner and NuScale modify the terms of the DCRA without Guarantor’s consent; or (iii) Guarantor transfers, novates, assigns or replaces this Guaranty, in each case in accordance with Paragraph 2.b of the DCRA. Further, this Guaranty (a) shall remain in full force and effect without regard to, and shall not be affected or impaired by any invalidity, irregularity or unenforceability in whole or in part of this Guaranty, and (b) shall be discharged only by complete performance of the undertakings herein; provided, however, that notwithstanding any provision in this Guaranty to the contrary, Guarantor shall have the full benefit of all defenses, setoffs, counterclaims, reductions, diminution or limitations of any Obligations available to NuScale pursuant to or arising from the DCRA, except for any defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of NuScale, the lack of power or authority of NuScale to enter into the DCRA and to perform its obligations thereunder, or the lack of validity or enforceability of NuScale’s obligations under the DCRA or any transaction thereunder. Notwithstanding anything to contrary in this Guaranty, Guarantor’s liability under this Guaranty, howsoever caused, shall not exceed the Default Caps (as shown in DCRA Exhibit B, Table B-1 as of the effective date of the DCRA), as such Default Cap values may be revised from time to time in accordance with the DCRA, subject to the agreement and consent of Guarantor.

3.           Waivers by Guarantor. Guarantor hereby unconditionally waives, as a condition precedent to the performance of its obligations hereunder, (a) notice of acceptance hereof, (b) notice of any action taken or omitted to be taken by Owner in reliance hereon, (c) any requirement that Owner be diligent or prompt in making demands hereunder or giving notice to Guarantor of any default by NuScale, (d) any requirement that Owner exhaust any right, power or remedy or proceed against NuScale under the DCRA or any other agreement or instrument referred to therein, or against any other person under any other guarantee of any of the Obligations, and (e) any event, occurrence or other circumstance which might otherwise constitute a legal or equitable discharge of a surety. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of Guarantor hereunder:

(i)           at any time or from time to time, without notice to Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)          any of the acts mentioned in any of the provisions of the DCRA or any other agreement or instrument referred to therein shall be done or omitted;

(iii)         any of the Obligations shall be modified, supplemented or amended in any respect in accordance with the terms of the DCRA;

(iv)         the exercising by Owner of any other rights available to it under the DCRA, at law, or in equity;

(v)          any change in the corporate existence of, or cessation of existence of, Guarantor, or NuScale (whether by way of merger, amalgamation, transfer, sale, lease or otherwise); or

(vi)        the existence of any claim, set-off, or other rights which Guarantor or any affiliate thereof may have at any time against Owner or any affiliate thereof in connection with any matter unrelated to the DCRA.

EXECUTION VERSION

4.            Reinstatement. The obligations of Guarantor under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of NuScale in respect of the Obligations is rescinded, rendered unenforceable, or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization of NuScale, Guarantor or any other person or otherwise, all as though the payment had not been made.

5.            Subrogation. Guarantor hereby agrees that until the payment and satisfaction in full of all Obligations and the expiration and termination of all Obligations, it shall not exercise any right or remedy arising by reason of the performance of any of its obligations under this Guaranty, whether by subrogation or otherwise, against NuScale or any other guarantor of any of the Obligations, or any security for any of the Obligations.

6.            Representations and Warranties of Guarantor. Guarantor hereby represents, warrants, and undertakes to Owner as follows:

(a)          Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)          Guarantor has full power, authority and legal right to execute and deliver this Guaranty and all other instruments, documents and agreements required by the provisions of this Guaranty to be executed, delivered and performed by Guarantor, and to perform its obligations hereunder and thereunder.

(c)          The execution, delivery and performance of this Guaranty and all other instruments, documents and agreements required by the provisions of this Guaranty to be executed, delivered and performed by Guarantor have been duly authorized by all necessary corporate action on the part of Guarantor and do not contravene or conflict with Guarantor’s articles, by-laws or any of its other organizational documents.

(d)          This Guaranty and all other instruments, documents and agreements required by the provisions of this Guaranty to be executed, delivered and performed by Guarantor have been duly executed and delivered by Guarantor and constitute the legal, valid and binding obligations of Guarantor, enforceable against it in accordance with their respective terms.

(e)          Neither the execution and delivery of this Guaranty nor the performance of the terms and conditions hereof by Guarantor shall result in (i) a violation or breach of, or a default under, or a right to accelerate, terminate or amend, any contract, commitment or other obligation to which Guarantor is a party or is subject or by which any of its assets are bound, or (ii) a violation by Guarantor of any Laws and Codes.

(f)           There are no actions, suits, investigations, proceedings, condemnations, or audits by or before any court or other governmental or regulatory authority or any arbitration proceeding pending or, to its knowledge, threatened against or affecting Guarantor, its properties, or its assets that, if adversely determined, could reasonably be expected to have a material and adverse effect on Guarantor’s ability to perform its obligations under this Guaranty.

EXECUTION VERSION

7.            Notices. All notices, demands, instructions, waivers, consents, or other communications required or permitted hereunder shall be in writing in the English language and shall be sent by personal delivery, courier, certified mail or facsimile, to the following addresses:

If to Guarantor:

Fluor Corporation

[_______________]

[_______________]

Attention: [ ]

Facsimile: [ ]

Email: [ ]

If to Owner:

Utah Associated Municipal Power Systems

155 North 400 West

Suite 480

Salt Lake City, Utah 84103

Attention:  Mason Baker, General Counsel

Facsimile:  (801) 561-2687

Email: mason@uamps.com

8.            Assignment; Cooperation with Financing. Guarantor may assign, transfer, or novate this Guaranty in whole or in part to any other party, or, alternatively, procure a new substitute guaranty from another party, in each case only in accordance with Paragraph 2.b of the DCRA, upon reasonable notice to Owner but without the prior written consent of Owner, following which Guarantor shall have no further liability or obligations under this Guaranty. Without the prior written consent of Guarantor, Owner may assign its rights and obligations hereunder to any assignee of its rights permitted under the DCRA. No other person shall be a beneficiary of this Guaranty or have or acquire any rights by reason of this Guaranty.

9.            Amendment. This Guaranty may not be modified, amended or revoked, in whole or in part, and no provision of this Guaranty shall be waived, except by an agreement in writing signed by Owner and Guarantor.

10.          Counterparts. This Guaranty may be executed in several counterparts, whether original, email or facsimile, each of which shall be deemed an original and all of which, together, shall constitute but on and the same instrument.

EXECUTION VERSION

11.         Governing Law; Dispute Resolution. This Guaranty is to be governed by and construed in accordance with the laws of the state of New York and shall be binding upon and inure to the benefit of Owner and its respective successors and assigns. Any dispute between the Owner and Guarantor arising from this Guaranty, its interpretation or its enforcement shall be exclusively and finally resolved by the state or federal courts of New York located in New York County and each of Owner and Guarantor hereby irrevocably submits to the exclusive jurisdiction of such state or federal courts.

IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guaranty and Owner has executed its acceptance of this Guaranty as of the Effective Date.

FLUOR CORPORATION

By:
Title:

End of Exhibit D

Execution Version

Amendment No. 1 to Development Cost Reimbursement Agreement

This Amendment No. 1 (“Amendment 1”) to that certain Development Cost Reimbursement Agreement, by and between CFPP, LLC (“CFPP”) and NuScale Power, LLC (“NuScale”), dated as of December 31, 2020 (“DCRA”) is made by NuScale and CFPP, effective as of April 30, 2021 (“Effective Date”). Each of CFPP and NuScale are herein referred to as a “Party” and together as the “Parties.” Unless defined herein, capitalized terms have the meanings assigned to them in the DCRA.

RECITALS

WHEREAS, effective December 31, 2020, Utah Associated Municipal Power Systems (“UAMPS”) and Fluor Enterprises, Inc. (“Fluor”) executed that certain Development Agreement (“Development Agreement”);

WHEREAS, effective December 31, 2020, the Development Agreement was assigned by UAMPS to, and assumed by, CFPP; and

WHEREAS, UAMPS and NuScale entered into the DCRA as of December 31, 2020;

WHEREAS, effective December 31, 2020, the DCRA was assigned by UAMPS to, and assumed by, CFPP;

WHEREAS, the Parties wish to amend the DCRA to extend the period of performance of certain obligations; and

WHEREAS, coincident with execution of this Amendment 1, Fluor and CFPP will amend the Development Agreement to extend the period of performance of certain obligations.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1.	The Recitals set forth above are hereby incorporated into this Amendment 1 as if set forth at length herein.

1

2.	Paragraph 5.f(1) of the DCRA is deleted and replaced in its entirety, as follows:

If, by the date that is one hundred and fifty one (151) days after the issuance of Task Order No. 1 under the Development Agreement, either (i) Fluor and UAMPS fail to execute a binding term sheet for the EPC Contract (“EPC Term Sheet”), or (ii) NuScale and UAMPS fail to execute a binding term sheet for Owner-supplied equipment provided by NuScale, then UAMPS or NuScale will have the right to terminate this Agreement, and any other agreements between UAMPS and NuScale regarding the Project, by delivery of written notice thereof to the other party no later than the date that is one hundred and sixty five (165) days after issuance of Task Order No. 1 under the Development Agreement, and such termination shall be treated as a termination for mutual convenience in accordance with this Paragraph 5.f. In the absence of delivery of such written termination notice by the date that is one hundred and sixty five (165) days after issuance of Task Order No. 1, neither Party shall have the right to terminate this Agreement pursuant to this Paragraph 5.f(1). Should the Parties reach agreement on the binding term sheets, then the Project LCOE shall be updated to incorporate the pricing structure set forth in such binding term sheets. The Parties further agree that the time periods referenced in this Paragraph 5.f(1) may be further amended or extended by mutual agreement, which agreement shall not be unreasonably withheld.

3.	Except as set forth in this Amendment 1, the DCRA is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this Amendment 1 and the DCRA, the terms of this Amendment 1 will prevail.

IN WITNESS WHEREOF, the Parties hereto have entered into this Amendment 1 as of the Effective Date.

For CFPP:		For NuScale:

By:	/s/ Douglas Hunter	By:	/s/ John Hopkins

Name:		Name:	John Hopkins

Title:		Title:	Chairman & CEO

2

Execution Version 8-10-21

Amendment No. 2 to Development Cost Reimbursement Agreement

This Amendment No. 2 (“Amendment 2”) to that certain Development Cost Reimbursement Agreement, by and between Carbon Free Power Project, LLC (“CFPP LLC”) and NuScale Power, LLC (“NuScale”), dated as of December 31, 2020 (“DCRA”) is made by NuScale and CFPP LLC, effective as of May 31, 2021 (“Effective Date”). Each of CFPP LLC and NuScale are herein referred to as a “Party” and together as the “Parties.” Unless defined herein, capitalized terms have the meanings assigned to them in the DCRA.

RECITALS

WHEREAS, effective December 31, 2020, UAMPS and Fluor Enterprises, Inc. (“Fluor”) executed that certain Development Agreement (“Development Agreement”);

WHEREAS, UAMPS and NuScale entered into the DCRA as of December 31, 2020;

WHEREAS, UAMPS assigned the DCRA and the Development Agreement as of December 31, 2020;

WHEREAS, effective April 30, 2021, the Parties executed the first amendment to the DCRA and the first amendment to the Development Agreement to extend the period of performance of certain obligations;

WHEREAS, the Parties wish to extend the period of performance of certain additional obligations, adjust the DCRA to reflect adoption of a six-unit Project, and adopt mutually agreed changes to certain inputs to the Price Target assumptions; and

WHEREAS, coincident with execution of this Amendment 2, Fluor and CFPP LLC will amend the Development Agreement to extend the period of performance of and alter certain obligations.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound hereby, the Parties agree as follows:

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AGREEMENT

1.	The Recitals set forth above are hereby incorporated into this Amendment 2 as if set forth at length herein.

2.	The Second DCRA Recital is deleted in its entirety and replaced with the following:

“WHEREAS, CFPP LLC is developing, siting, permitting and licensing a nuclear generating facility, CFPP LLC’s proposed Carbon Free Power Project to be located on land (including all rights of way and access and all working areas required for the development, construction and operation of the Facility, as that term is defined below) at the Department of Energy’s Idaho National Laboratory Site (the “INL Site”), incorporating NuScale’s small modular reactor (“NuScale SMR”) technology, which is contemplated to consist of six (6) NuScale power modules (“NPMs”) together with balance of plant components, at a nominal gross 77 MWe each, reflecting an uprating from 50 MWe (the “Facility”), for a total nominal gross output of 462 MWe (the “Project”, also referred to as the “CFPP”);”

3.	Paragraph 2.b. of the DCRA is deleted and replaced in its entirety, as follows:

NuScale Credit Support; Financial Viability. At all times during the term of this Agreement, NuScale shall have the credit support needed to fund the amount of its potential reimbursement obligations up to 100% of the Net Development Costs, not to exceed the amounts shown in the column of Exhibit B, Table B-1 entitled ”Default Caps”, as such amounts may be revised from time to time in accordance with this Agreement. Once such documented and demonstrated Net Development Costs incurred after the Effective Date exceed $[**], then within fifteen (15) business days NuScale shall provide such credit support through either (1) a parent company guaranty to be provided by Fluor Corporation, a Delaware corporation (“Fluor Corporation”), in the form attached hereto as Exhibit, or (2) such other credit support as is reasonably acceptable to CFPP LLC. Following reasonable prior notice to CFPP LLC, Fluor Corporation shall be entitled to assign, transfer or novate such guaranty to another party with the same or greater Credit Rating as Fluor Corporation as of the date of such assignment, transfer or novation, but not less than an Investment Grade Credit Rating. Following such assignment, transfer, or novation, or, alternatively, in the event that Fluor Corporation procures a new substitute guaranty from such a party with such Credit Rating on the same terms as Exhibit D, then Fluor Corporation shall have no remaining liability or obligations under the guaranty. Notwithstanding any changes adopted to Exhibit B, the obligations of Fluor Corporation under this Section 2.b. are limited to the amounts set forth in Exhibit B of the DCRA effective December 31, 2020, and such limit shall not be increased without the prior written consent of Fluor Corporation.

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4.	The introductory paragraph of Paragraph 3 shall replace the following sentence, “CFPP LLC’s desire to pursue the Project is contingent on the Project LCOE, calculated from time to time as set forth below, being comparable to a Price Target of $[**]/MWh in July 2020 dollars for a target COD of the Project as set out in the Initial Project Plan or any Revised Project Plan.” with the following, “CFPP LLC’s desire to pursue the Project is contingent on the Project LCOE, calculated from time to time as set forth below, being comparable to a Price Target of $[**].00/MWh in July 2020 dollars for a target COD of the Project as set out in the Initial Project Plan or any Revised Project Plan.”

5.	In Paragraph 3.b. of the DCRA, the phrase “a 8-module 616 MWe plant utilizing wet cooling’ is replaced by the phrase “a 6-module 462 MWe plant utilizing dry cooling”

6.	Paragraph 3.d. of the DCRA is deleted and replaced in its entirety, as follows:

As part of the agreement on the Initial Project Plan the Parties agree that the values in the columns of Exhibit B, Table B-1, attached hereto and incorporated by reference will be revisited in the Revised Project Plan as contemplated to occur in the summer of 2021 and with each subsequent Revised Project Plan, as follows: The Parties shall cooperate to equitably adjust the values in the columns of Exhibit B, Table B-1, attached hereto and incorporated herein by reference, and the dates for certain additional ECT runs; provided that any such adjustments shall be solely for the purpose of adjusting to changes in the Net Development Costs as shown in (i) the Initial Project Plan as compared to the cash flow reference file “CFPP Integrated Cashflow_2021 08 02_DCRA_v49” and (ii) the Revised Project Plan or any update thereto. Such changes, if mutually agreed upon, will be adopted as an amendment to this Agreement. Excluding increases in Owner’s Costs, if the Initial Project Plan costs increase (as compared to the aforementioned cash flow reference file) or the Revised Project Plan costs increase, and NuScale’s proposed adjustment to the aforementioned columns (in the first sentence of this paragraph) is less than a proportionate adjustment given the increase in such costs, then CFPP LLC shall have the right to terminate this Agreement in accordance with Paragraph 5.a. Otherwise, should CFPP LLC choose to terminate this Agreement as a result of increases in Owner’s Costs, such termination will be a termination for convenience pursuant to Paragraph 5.c.

7.	Paragraph 5.a.3) of the DCRA is deleted and replaced in its entirety, as follows:

“If, by the date that is two hundred seventy (270) days after the issuance of Task Order No. 1 under the Development Agreement, Fluor and CFPP LLC fail to agree on the OCE associated with the initial Class 4 PCE, then NuScale and CFPP LLC agree to refer such disagreement to a technical expert for a binding resolution (as between NuScale and CFPP LLC only) in accordance with the provisions of Paragraph 9.h(4). For the avoidance of doubt, the development of the binding resolution is not included within the two hundred seventy (270) day timeline.”

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8.	Paragraph 5.e of the DCRA is deleted and replaced in its entirety, as follows:

“NuScale Termination of CFPP LLC for Cause. NuScale may terminate this Agreement for cause if (a) CFPP LLC experiences a Bankruptcy Event, (b) CFPP LLC fails to obtain NRC acceptance (i.e., docketing) of the COLA by the applicable date to be set forth in the Initial Project Plan, (c) CFPP LLC materially breaches any of its representations, warranties or covenants under this Agreement and such breach is the sole responsibility of CFPP LLC and is not cured within thirty (30) days of CFPP LLC’ receipt of written notice of such breach from NuScale, (d) CFPP LLC fails to develop and fund the Project in accordance with the Revised Project Plan, (e) DOE terminates the Multi-year Award due to the actions of CFPP LLC other than CFPP LLC’ actions to modify the Multi-year Award, regardless of the results of those actions (e.g., even if such actions result in the termination of the Multi-year Award).”

9.	Paragraph 5.f(1) of the DCRA is deleted and replaced in its entirety, as follows:

If, by the date that is two hundred forty three (243) days after the issuance of Task Order No. 1 under the Development Agreement, either (i) Fluor and CFPP LLC fail to have a ready-to-execute binding term sheet for the EPC Contract (“EPC Term Sheet”), or (ii) NuScale and CFPP LLC fail to have a ready-to-execute binding term sheet for Owner-supplied equipment provided by NuScale, then CFPP LLC or NuScale will have the right to terminate this Agreement, and any other agreements between CFPP LLC and NuScale regarding the Project, by delivery of written notice thereof to the other party no later than the date that is two hundred fifty seven (257) days after issuance of Task Order No. 1 under the Development Agreement, and such termination shall be treated as a termination for mutual convenience in accordance with this Paragraph 5.f. In the absence of delivery of such written termination notice by the date that is two hundred fifty seven (257) days after issuance of Task Order No. 1, neither Party shall have the right to terminate this Agreement pursuant to this Paragraph 5.f(1). Should the Parties reach agreement on the binding term sheets, then the Project LCOE shall be updated to incorporate the pricing structure set forth in such binding term sheets. The Parties further agree that the time periods referenced in this Paragraph 5.f(1) may be further amended or extended by mutual agreement, which agreement shall not be unreasonably withheld.

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10.	Add new Paragraph 5.g, which reads as follows:

“Conditions on Termination Pursuant to Paragraphs 5.a., 5.b., 5.c. or 5.d. A condition precedent to any termination pursuant to Paragraphs 5.a., 5.b., 5.c. or 5.d., and any NuScale obligation related thereto, shall be that CFPP LLC must first submit (1) to DOE an award modification request of the Multi-year award reflective of a 6-module, 462 MWe plant and (2) to the DOE Loan Program Office a revised DOE loan guarantee application reflective of a 6- module, 462 MWe plant, in each case consistent with the terms set forth in Exhibit C attached hereto and incorporated herein by reference.

11.	The paragraph in Exhibit C titled Price Target shall be deleted and replaced with the following:

“At the Effective Date of this Amendment 2, the Parties have agreed on a Price Target of $[**].00/MWh in July 2020 dollars for a target COD of the Project (Price Target Date), which is based on a 6-module, 462 MWe NuScale Plant using dry cooling.”

12.	The Definition of “Owner’s Costs” provided in Exhibit A is deleted and replaced in its entirety, as follows:

“Owner’s Costs” means the costs associated with water acquisition, land acquisition, COLA development, NRC review of COLA, federal agency fees for COLA review, post-COLA UAMPS’ submittals to the NRC, UAMPS’ COLA legal costs, UAMPS’ administration and supply management for the Project, UAMPS’ post-COLA engineering services for the Project, the Project site training center, Project permits, UAMPS’ staff development (core and executives) for the Project, Project utilities, Project security facilities, the Project switchyard, the Project intake structure and cooling facilities, transmission facilities/upgrades necessary for the Project, contingency, sales tax, insurance during construction, operational programs, initial test program, and mechanical handling, ITAACs, and simulator; but excluding any costs associated with the Design Certification.

13.	The “Fixed Inputs not subject to change at an ECT” of Exhibit C is deleted in its entirety and replaced with the following:

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Fixed Inputs not subject to change at an ECT

1)	Power Rating per Module – Gross (Inputs F7): [**]

2)	Number of Modules (Inputs F6): [**]
3)	Economic Life (Inputs F134): [**]
4)	Owner’s Cost Cap (Inputs F84): $[**] ($[**] if CFPP LLC decides to switch back to wet cooling)
5)	Decommissioning Fund Accounting Return (Inputs F57): [**] %
6)	Decommissioning Fund Investment Return (Inputs F61): [**]%
7)	Decommission Trust tax rate (Inputs F62): [**]%
8)	SAFSTOR Period (years) (Inputs F60): [**]
9)	Income Taxes (Inputs F42): [**]%
10)	Property Taxes (Inputs F44): [**]%
11)	Production Tax Credits On/Off Switch (Inputs F113): [**]
12)	Production Tax Credits Duration (years) (Inputs F120): [**]
13)	Production Tax Credit per MWh – base year value (Inputs F115): $[**]
14)	Annual limitation of Production Tax Credits per MW (Inputs F1): $[**]

14.	In Exhibit C, the Economic Model Inputs are deleted in their entirety and replaced in their entirety, as follows:

[**]

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[**]

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[**]

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[**]

15.	In Exhibit B, the first Table B-1 is deleted and replaced in its entirety, as follows, the remainder of Table B-1 remains unchanged and in full force and effect:

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Development Phase	Phase Reimbursable Percentage		Phase Non- Reimbursable Percentage		Reimbursement Cap		Default Caps
Phase 1	[**]	%	[**]	%	$	[**]	$	[**]
Phase 2	[**]	%	[**]	%	$	[**]	$	[**]
Phase 3	[**]	%	[**]	%	$	[**]	$	[**]

*Pursuant to Section 3.e. of the DCRA the Parties will revisit the Default Caps for Phase 2 and Phase 3 with the Revised Project Plan. Further, the Parties acknowledge the Default Caps are less than the Net Development Cost as currently projected in the Initial Project Plan.

16.	Except as set forth in this Amendment 2, the DCRA is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this Amendment 2 and the DCRA, the terms of this Amendment 2 will prevail.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have entered into this Amendment 2 as of the Effective Date.

For CFPP LLC:		For NuScale:

By:	/s/ Douglas O. Hunter	By:	/s/ John L. Hopkins

Name:	Douglas O. Hunter	Name:	John L. Hopkins

Title:	President, CFPP LLC	Title:	Chairman & CEO

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